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                                                                  EXHIBIT 1(b)

                     INVESTORS BROKERAGE SERVICES, INC.

                           SELLING GROUP AGREEMENT


     THIS AGREEMENT ("Agreement") is made by and between Investors Brokerage Services, Inc. ("IBS") and Broker-Dealer.

                                   RECITALS:

        A. IBS, pursuant to the provisions of Distribution Agreements ("Distribution Agreements") between it and Kemper Investors Life Insurance Company ("KILICO") and between it and Federal Kemper Life Assurance Company ("FKLA"), acts as the principal underwriter of certain variable annuity contracts and variable life insurance policies (the "variable products" or "Contracts") issued by KILICO and FKLA. Such Contracts, and the investment options available thereunder, are identified in Schedule 1 to this Agreement at the time that this Agreement is executed, and such other Contracts that may be added to Schedule 1 from time to time in accordance with Section 1.5 of this Agreement. IBS desires that Broker-Dealer distribute such variable products in those states or jurisdictions in which Broker-Dealer, IBS, KILICO, FKLA and the Contracts are appropriately licensed, qualified or approved, and Broker-Dealer desires to sell such Contracts, through its agents in such states or jurisdictions, on the terms and conditions set forth hereinafter. KILICO and FKLA have authorized IBS to enter into separate written agreements with broker-dealers pursuant to which such broker-dealers would be authorized to participate in the distribution of the Contracts and would agree to use their best efforts to solicit applications for the Contracts to the general public.

        B. KILICO and FKLA, pursuant to General Agent Agreements, have authorized Broker-Dealer or an affiliate to act as a general agent ("General Agent") for the solicitation of applications for the Contracts and to engage in the distribution activities contemplated by this Agreement and such General Agent Agreements.

        C. The parties to this Agreement desire that Broker-Dealer be authorized to solicit applications for the sale of the Contracts to the general public subject to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

         Section 1:  Representations and Warranties; Authorizations

1.1 Broker-Dealer agrees to use its best efforts on behalf of IBS while performing the functions set forth herein. Broker-Dealer shall be free to exercise its own judgment as to whom to solicit and the time, place, and manner of solicitation. Broker-Dealer shall pay all expenses incurred by it hereunder and shall comply with all applicable federal and state laws, ordinances and regulations relating thereto.

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1.2    Broker-Dealer is authorized, except as hereinafter specifically provided, to cause its representatives ("Registered Representatives") to sell such Contracts in the states and jurisdictions in which Broker-Dealer and its Registered Representatives are appropriately licensed, registered or otherwise qualified and in which the Contracts are duly authorized. Broker-Dealer shall not have the authority nor shall it grant such authority to any of its Registered Representatives, on behalf of IBS, and KILICO and/or FKLA: to make, alter or discharge any Contract or other contract entered into pursuant to a Contract; to waive any Contract's forfeiture provisions; to extend the time of paying any premiums; or to receive any monies or premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding monies or premiums to KILICO or FKLA). IBS, in its sole discretion, may reject any application for a Contract submitted to it by the Broker-Dealer or any of its Registered Representatives.

1.3 IBS, subject to the terms and conditions contained herein, hereby authorizes Broker-Dealer as an independent contractor, on a non-exclusive basis, to make sales of such Contracts for which IBS acts as distributor. Broker-Dealer agrees to direct the sales activities of its Registered Representatives and to enforce written supervisory procedures to assure strict compliance with applicable rules and regulations under the Securities Exchange Act of 1934 ("1934 Act"), the National Association of Securities Dealers, Inc. ("NASD") rules, and other applicable federal and state statutes and regulations.

1.4 Nothing herein contained shall constitute Broker-Dealer or any of its Registered Representatives as employees of IBS, KILICO or FKLA in connection with the solicitation of applications for the Contracts.

1.5 Schedule 1 to this Agreement may be amended by IBS at its sole discretion from time to time to include other Contracts (or investment options) distributed by IBS pursuant to the Distribution Agreements or other distribution agreements with KILICO and FKLA, or to delete Contracts (or investment options) from the Schedule. The provisions of this Agreement shall be equally applicable to each Contract listed on Schedule 1 unless the context otherwise requires.


                 Section 2:  Representations and Warranties:
                   Registration, Licensing and Compliance

2.1   Broker-Dealer represents, warrants and covenants that:

              a. It is and will remain at all times during the terms of this Agreement a member in good standing of the NASD and a broker-dealer duly registered with the Securities and Exchange Commission ("SEC") under the 1934 Act and licensed as a broker-dealer in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations under this Agreement.

              b. It is in compliance, and during the term of this Agreement, will remain in compliance, with all applicable federal and state security laws and regulations and the requirements of the NASD and any applicable securities exchanges of which it is a member.


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              c.  It is a corporation organized, existing and in good
                  standing under applicable state law and is qualified to do business as a corporation in those states or jurisdictions where it is or will be doing business.

              d. Only Registered Representatives of Broker-Dealer who are agents of KILICO and FKLA, and who are licensed, registered, or otherwise qualified to offer and sell the variable products, may do so under this Agreement and as permitted under the applicable insurance laws of such state or jurisdiction under which the Registered Representatives are authorized to perform their activities.

              e. It is in compliance with all applicable insurance laws and regulations, including without limitation state insurance laws and regulations imposing insurance licensing requirements.

              f. It shall carry out its sales and administrative obligations under this Agreement in continued compliance with federal and state laws and regulations, including those governing securities and/or insurance-related activities or transactions, as applicable.

              g.  It has blanket bond insurance coverage.
                  Broker-Dealer has the affirmative duty to maintain its blanket bond insurance coverage. Broker-Dealer will notify IBS immediately in the event a determination is made to cancel, terminate or substantially modify its blanket bond insurance coverage.

2.2 Broker-Dealer will be responsible for the training, supervision and control of its Registered Representatives engaged in the offer and sale of the Contracts and will supervise strict compliance with applicable federal and state securities laws and NASD rules. IBS shall have no responsibility in connection with such program of supervision and compliance.

2.3   If General Agent is an Affiliate of Broker-Dealer as reflected in Recital
B. to this Agreement, then by engaging in the distribution activities contemplated by this Agreement, Broker-Dealer represents and warrants either that:

              a. Broker-Dealer

                 (i) Has obtained a letter from the Staff of the SEC advising Broker-Dealer that the Staff will not recommend enforcement action if General Agent is not registered as a broker-dealer with the SEC; or

                 (ii) Is relying upon a no-action letter issued by the Staff of the SEC at the request of a broker-dealer that, also, was a licensed insurance agent engaged in distribution activities similar to those contemplated by this Agreement, and where the Staff did not recommend enforcement action if the insurance agent was not registered as a broker-dealer with the SEC; and

                 (iii) Is complying and will continue to comply with the conditions set forth in such letters at all times while this Agreement is in effect; or


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             b.   that at the time that this Agreement becomes
                  effective and during the term of this Agreement

                  (I) General Agent is wholly-owned by Broker-Dealer or an affiliated person of Broker-Dealer or is wholly-owned by one or more associated persons of Broker-Dealer;

                  (ii) General Agent and its personnel will be "associated persons" of Broker-Dealer within the meaning of Section 3(a)(18) of the 1934 Act;

                  (iii) General Agent will engage in the offer or sale of the
                        Contracts only through persons who are also Registered Representatives of Broker-Dealer;

                  (iv) General Agent will not receive or handle customer funds or securities;


                  (v) Broker-Dealer will be responsible for the training, supervision and control of its Registered Representatives engaged in the offer or sale of the Contracts on behalf of General Agent, as required under the 1934 Act, the NASD rules and other applicable federal and state statutes and regulations, and will also be responsible for the supervision and control of any of its associated persons who are owners, directors, or executive officers of General Agent;

                  (vi) Broker-Dealer will, in the offer and sale of the Contracts by it or General Agent, comply with all applicable requirements of the 1934 Act and the NASD, including the requirement to maintain and preserve books and records under Section 17(a) of the 1934 Act and the rules thereunder; and

                  (vii) Commissions and fees relating to the Contracts will be reflected in the quarterly FOCUS reports and the fee assessment reports filed by Broker-Dealer with the NASD.



2.4 Broker-Dealer shall notify IBS and KILICO and FKLA immediately in writing if Broker-Dealer fails to comply with any of the applicable provisions set forth above.

2.5 IBS represents and warrants that all Contracts are legally issued, registered and filed as required by applicable federal securities and state insurance laws.

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                          Section 3:  Sales Materials

3.1 Broker-Dealer shall submit to IBS, for written approval in advance of use, all promotional sales, and advertising material and signs involving the use of IBS's, KILICO's and FKLA's name and/or pertaining to the sale of any Contract.

3.2 IBS will file such materials or will cause such materials to be filed with the SEC, the NASD, and with any state securities regulatory authorities, as appropriate.


                            Section 4:  Compensation

4.1 Except as otherwise stated herein, Broker-Dealer shall be entitled to commissions with respect to sales of such Contracts it shall make in accordance with the Schedule of Commissions under the General Agent Agreements with KILICO and FKLA. Commissions are payable by KILICO and FKLA through IBS or as otherwise permitted by law or regulations. Any obligation of IBS to pay such commissions will occur only following receipt of such amounts by IBS from KILICO or FKLA.


                 Section 5:  Term and Exclusivity of Agreement

5.1 No relationship of principal and agent or partnership or joint venture between the parties hereto is intended to be established and neither party shall hold itself out as the agent, partner or joint venturer of or with the other party in any respect whatsoever. Except for this Agreement and the General Agent Agreement, no other legal relationship is intended between the parties.

5.2    This Agreement may be terminated at any time by either party upon thirty
(30) days written notice to the other, and may be terminated immediately by IBS for cause. For purposes of this Section, "cause" shall mean failure to return money to clients where appropriate, failure to account for any money received from or on behalf of IBS, any fraud, misrepresentation or dishonesty in any relationship with IBS, its affiliates, or any past, present or proposed client, violation of any federal or state law or regulation, or violation of any of the terms of this Agreement.

5.3 Notice of termination shall be deemed to be given on the day mailed or delivered by hand to an officer of either party. If mailed to IBS, such notice shall be addressed to the principal office of IBS, and if mailed to the Broker-Dealer, shall be addressed to the last known address as shown on the records of IBS.

                   Section 6:  Complaints and Investigations


6.1 Broker-Dealer shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding with respect to IBS, KILICO and FKLA, and/or Broker-Dealer and its Registered Representatives or any Affiliate, to the extent that such investigation or proceeding is in connection with the Contracts marketed under this Agreement.

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                             Section 7:  Assignment

7.1 Broker-Dealer may not assign this Agreement without the prior written approval of IBS.

7.2 This Agreement is exclusively for and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns and shall not be deemed to create any rights for the benefit of third parities.


                          Section 8:  Confidentiality

8.1 Each party will keep confidential information it may acquire as a result of this Agreement regarding IBS, its affiliates' and subsidiaries' affairs, including any customer list or other propriety information that it may acquire in the performance of this Agreement, and shall not use such customer list or information without the prior written consent of the other party which requirement shall survive the termination of this Agreement.


                     Section 9:  Modification of Agreement

9.1 This Agreement supersedes all prior agreements, either oral or written, between the parties relating to the Contracts and, except for any amendment of
Schedule 1 pursuant to the terms of Section 1.5 hereof or of the Schedule of Commissions pursuant to the terms of Section 4 hereof, may not be modified in any way unless by written agreement signed by all of the parties.


                          Section 10:  Indemnification

10.1 Broker-Dealer shall be responsible and liable for any damages arising out of the acts or omissions of Broker-Dealer, its Registered Representatives, and/or its employees and does hereby agree to indemnify and hold IBS harmless against any loss or expense arising out of any of its Registered Representatives, any Affiliate and/or employees failure to carry out fully and without negligence the duties and responsibilities assigned to it herein.

10.2 If any action or proceeding shall be brought against Broker-Dealer relating to a Contract sold pursuant to this Agreement, Broker-Dealer shall give prompt written notice to IBS.

10.3 In the event of any dispute with a Contract owner, IBS shall have the right to take such action as IBS may in its sole discretion deem necessary to promptly effect a mitigation of damages or limitation of losses without obtaining the prior consent of Broker-Dealer and without waiving or electing to relinquish any rights or remedies IBS may have against Broker-Dealer.

10.4 IBS shall have the right to settle with any Contract owner engaged in a dispute with IBS or Broker-Dealer without the prior consent of Broker-Dealer and without waiving or electing to relinquish any rights or remedies IBS may have against Broker-Dealer.

10.5 The indemnification provisions of this Agreement shall remain operative and in full force and effect, regardless of the termination of this Agreement and shall survive any such termination.


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10.6    Without limiting the foregoing indemnities, IBS and Broker-Dealer each agree to indemnify and hold harmless the other against any breach of representation, warranty or covenant herein by the indemnifying party.


               Section 11:  Right, Remedies, etc. are Cumulative

11.1 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.


                              Section 12:  Notices

12.1 All notices hereunder are to be made in writing and shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested to the principal office of the party and shall be effective upon delivery, except as otherwise provided in Section 5.2 of this Agreement.


                Section 13:  Interpretation, Jurisdiction, etc.

13.1 This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to the subject matter hereof. No prior writings by or between the parties hereto with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provisions of this Agreement.

13.2 This Agreement is made in the State of Illinois, and all questions concerning its validity, construction or otherwise shall be determined under the laws of Illinois without giving effect to principles of conflict of laws.

                             Section 14:  Headings

14.1 The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.


                           Section 15:  Counterparts

15.1 This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.


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                           Section 16:  Severability


    16.1 This is a severable Agreement. In the event that any provisions of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provisions shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year indicated below.



INVESTORS BROKERAGE
    SERVICES, INC.                        -----------------
                                          ("Broker-Dealer")

BY                                       BY
   ---------------------------              ------------------------

Print Name                               Print Name
          --------------------                     -----------------

Title                                    Title
     -------------------------                 ---------------------

Date                                     Date
    --------------------------                 ---------------------



April 9, 1996








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
                                  Schedule 1
                                      to
                      INVESTORS BROKERAGE SERVICES, INC
                           SELLING GROUP AGREEMENT
                            Effective May 1, 1996


                   KEMPER INVESTORS LIFE INSURANCE COMPANY


                   CONTRACTS                        PRODUCT TYPE

                   Kemper ADVANTAGE III             Flexible Premium, Fixed and
                                                    Variable Deferred Annuity

                   Kemper PASSPORT                  Variable and Market Value -
                                                    Adjusted Deferred Annuity

                   Kemper SELECT                    Variable Life











SCHED 1 8/96

                                  Schedule 1
                                      to
                      INVESTORS BROKERAGE SERVICES, INC
                           SELLING GROUP AGREEMENT
                            Effective May 1, 1996


KEMPER INVESTORS LIFE INSURANCE COMPANY

CONTRACTS                                       PRODUCT TYPE


Kemper ADVANTAGE III                            Flexible Premium, Fixed and
                                                Variable Annuity











SCHED1 8/96 B

                                  SCHEDULE 1

                                      to
                      INVESTORS BROKERAGE SERVICES, INC.
                           SELLING GROUP AGREEMENT
                         EFFECTIVE SEPTEMBER 15, 1995


CONTRACTS                               INVESTMENT OPTIONS

Kemper Passport                      Kemper Investors Fund
                                       All Portfolios

Kemper Select                        Kemper Investors Fund
                                       Money Market Portfolio
                                       Total Return Portfolio
                                       High Yield Portfolio
                                       Equity Portfolio
                                       Government Securities Portfolio

                                  Schedule 1
                                     to:
                      INVESTORS BROKERAGE SERVICES, INC.

                           SELLING GROUP AGREEMENT
                           Effective March 1, 1997


                                   CONTRACT
                    Kemper Quick VUL, Policy Form S-4050-A